Exhibit (h)(91)

[EMERALD LETTERHEAD]

June 8, 2016

Mr. Edmund J. Burke, Chairman
Financial Investors Trust
1290 Broadway, Suite 1100
Denver, CO  80203

Re:	Emerald Banking and Finance Fund, Emerald Growth Fund, Emerald Insights Fund and Emerald Small Cap Value Fund, each a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of Emerald Mutual Fund Advisers Trust (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Emerald Banking and Finance Fund and the Emerald Growth Fund (each a “Fund,” and collectively, the “Funds”).

With respect to the Funds’ Class A, Class C, Institutional Class and Investor Class shares, to the extent the Total Annual Fund Operating Expenses of a Fund (as defined in Item 3 of Form N-1A, and exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed the annual rates (as a percentage of each Fund’s average daily net assets) set forth on Schedule A hereto, the Adviser will reduce the fee payable with respect to such Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of September 1, 2016 and shall continue at least through August 31, 2017, with respect to each Fund.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement.  Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was incurred.

EMERALD MUTUAL FUND ADVISERS TRUST

By:	/s/ Daniel Moyer
Name:	Daniel Moyer
Title:	EVP

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

Schedule A

Net Annual Fund Operating Expenses after Fee Waiver/Expense Reimbursement

Emerald Banking and Finance Fund
Class A	Class C	Institutional Class	Investor Class
1.84%	2.49%	1.54%	1.89%

Emerald Growth Fund
Class A	Class C	Institutional Class	Investor Class
1.29%	1.94%	0.99%	1.34%

Emerald Insights Fund
Class A	Class C	Institutional Class	Investor Class
1.35%	2.00%	1.05%	1.40%

Emerald Small-Cap Value Fund
Class A	Class C	Institutional Class	Investor Class
1.35%	2.00%	1.00%	1.25%

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